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                                                                    Exhibit 11.1



                    COMPUTATION OF EARNINGS PER COMMON SHARE

                                          YEARS ENDED DECEMBER 31,
                                          1996                1995
                                        ----------------------------
Proforma net income                     $  9,151            $  4,887

Proforma weighted average common
 shares outstanding                        7,908               5,725

Proforma net income per common
 share                                  $   1.16            $   0.85
